Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Terra Property Trust, Inc.:

We consent to the use of our report dated March 18, 2021, with respect to the consolidated balance sheets of Terra Property Trust, Inc. and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes and financial statement schedules III and IV, incorporated herein by reference and to the references to our firm under the headings “Selected Financial and Other Data” and “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

May 18, 2021